                                                                    EXHIBIT 2.1
                      AGREEMENT FOR SALE AND PURCHASE
                           OF BUSINESS ASSETS


EFFECTIVE DATE:     April 1, 1998

PARTIES:            Iowa Mat Company,
                    an Iowa corporation
                    1895 Wendover Avenue
                    Granger, IA  50109                 ("Seller")


                    R-B Rubber Products, Inc.,
                    an Oregon corporation
                    904 E. 10th Avenue
                    McMinnville, OR  97128             ("Buyer")

RECITALS:

     A. Seller is engaged in the business of manufacturing and selling rubber brick pavers, playground tiles, weight plates, and brick mats ("Business").

     B. Seller owns and maintains certain furniture, fixtures, equipment, supplies, and other assets used in connection with the operation of the Business.

     C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of the assets used, useful, or intended to be used in the operation of the Business, under the terms and conditions set forth herein.

AGREEMENT:

                                        ARTICLE I
                                     SALE OF BUSINESS

          1.1 ASSETS SOLD. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller, free from all liabilities, claims, and encumbrances, the following assets owned by Seller and used in connection with the operation of the Business ("Assets"):

                 (a) All machinery, equipment, tools, supplies, furniture, fixtures, and other personal property of Seller used or useful in the process of manufacturing rubber brick pavers, playground tiles, and weight plates ("Products"), including but not limited to the property identified in
                      Exhibit 1.1(a);

          (b) All patents, know-how, trademarks, and other intellectual property relating to the Products and Seller's rubber brick mat product ("Brick Mats") and the processes used or useful in the manufacture thereof; and

          (c) All goodwill (except for Seller's name), manuals, catalogs, sales literature, files, records, customer lists, and other intangible personal property of Seller used or useful in connection with the operation of the Business.

          1.2 ASSETS EXCLUDED. Excluded from this sale and purchase are the following assets of Seller:

          (a)    Cash on hand;

          (b)    Business checking, savings, and trust accounts;

          (c)    Accounts receivable;

          (d)    Inventories of raw materials and finished goods;

          (e) Machinery, equipment, and tools used directly in the manufacture of Brick Mats;

          (f)    Advances to employees and prepaid expenses; and

          (g)    All other tangible assets not specifically identified in
                 Section 1.1.

          1.3 LIABILITIES ASSUMED. Buyer shall assume no obligations or liabilities of Seller. All such obligations and liabilities shall remain with and be satisfied by Seller.

          1.4 PURCHASE PRICE. The purchase price of the Assets ("Purchase Price") shall be the sum of $600,000 ("Cash Portion") and unregistered common stock ("Stock") of Seller worth up to $400,000 ("Stock Portion").

          1.5 ALLOCATION OF PURCHASE PRICE. At or prior to the closing, Seller and Buyer shall cooperate with one another in the preparation of an IRS Form 8594 or a comparable document reflecting their allocation of the Purchase Price among the Assets.

                                     ARTICLE II
                             PAYMENT OF PURCHASE PRICE

          2.1 PAYMENT OF CASH PORTION. The Cash Portion shall be paid as follows:

          (a)    The sum of $100,000 shall be paid in cash on the closing date.

          (b) Buyer intends to secure financing in order to obtain the funds required to pay the remainder of the Cash Portion. Buyer contemplates that such financing shall take the form of either (i) a loan from a bank or financial institution or
                 (ii) a sale-leaseback transaction with a bank or other financial institution. The balance of the Cash Portion shall be paid in cash within five days after Buyer's receipt of the proceeds from such financing transaction, but in no event later than 5 days after the closing.

          2.2 PAYMENT OF STOCK PORTION. The Stock Portion shall be paid as follows:

          (a) 66,667 shares of Stock shall be issued to Seller on the closing date.

          (b) In the event that Buyer's revenue from its sale of Products and New Products (as defined in Section 2.3) equals or exceeds $5,000,000 during any four consecutive fiscal quarters of Buyer ending with or before the end of the 42nd month following the month in which the closing date occurs, the number of shares of Stock that, when multiplied by the average quoted closing price of Stock on the final five trading days of such four fiscal quarter period equals $100,000, shall be issued to Seller.

          (c) In the event that Buyer's revenue from its sale of Products and New Products (as defined in Section 2.3) equals or exceeds $7,500,000 during any four consecutive fiscal quarters of Buyer ending with or before the end of the 42nd month following the month in which the closing date occurs, the number of shares of Stock that, when multiplied by the average quoted closing price of Stock on the final five trading days of such four fiscal quarter period equals $100,000, shall be issued to Seller.

          2.3 NEW PRODUCTS. For purposes of this Agreement, the term "New Products" shall mean all compression molded products developed by Douglas Leech ("Leech") pursuant to the Research and Development Agreement referred to in
Section 5.1(e) and manufactured by Buyer primarily from recycled rubber.

                                    ARTICLE III
                SELLER'S REPRESENTATIONS, WARRANTIES, AND COVENANTS

          3.1 REPRESENTATIONS AND WARRANTIES. Seller makes the following representations and warranties:

          (a) Seller is now and on the closing date will be a corporation duly organized and validly existing under the laws of the State of Iowa. Seller has all requisite corporate power and authority to own and operate the Assets and to carry on the Business as now being conducted.

          (b) The execution, delivery, and performance of this Agreement have been duly authorized and approved by the Board of Directors and shareholders of Seller, and this Agreement constitutes a valid and binding agreement of Seller in accordance with its terms.

          (c) Seller holds good and marketable title to the Assets, free and clear of restrictions on or conditions to transfer or assignment and free and clear of liens, pledges, charges, or encumbrances.

          (d) Seller is not aware of any labor dispute or labor trouble involving employees of Seller and represents that there has not been any such dispute or trouble during the three years preceding the effective date of this Agreement.

          (e) Seller has no knowledge of any claim, litigation, proceeding, investigation, or governmental action pending or threatened against Seller which might result in any material change in the Business or the condition of the Assets.

          (f) On the closing date, there will be no material leases, employment contracts, contracts for services or maintenance, or other similar contracts relating to or connected with the Assets.

          (g) Seller acknowledges and understands that the Stock which will be issued to Seller pursuant to Section 2.2 represents a minority interest in Buyer and that Seller will not be in a position to exercise voting control over the business and affairs of Buyer.

          (h) The Products, and the processes used in the manufacture thereof, do not violate or infringe upon any person's patent, trademark, copyright, or other claim to or right in intellectual property.

          (i) Seller knows of no fact which has resulted or which, in the reasonable judgment of Seller, will result in a material change in the Assets or in the marketability of the Products other than material changes resulting from this Agreement and the consummation of the transaction contemplated thereby.

          (j) The execution and delivery of this Agreement by Seller and the consummation of the transaction contemplated hereunder will not result in the creation or imposition of any valid lien, charge, or encumbrance on any of the Assets except as contemplated by this Agreement and will not require the authorization, consent, or approval of any third party.

          (k) Seller has not employed any broker or finder in connection with the transaction contemplated by this Agreement or taken any action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other similar payment.

          (l) None of the representations or warranties of Seller contain any untrue statement of a material fact or omit or misstate a material fact necessary in order to make the statements contained therein not misleading.

          (m) All representations and warranties made by Seller shall survive the closing date.

          3.2 GENERAL COVENANTS OF SELLER. Between the effective date of this Agreement and the closing date, Seller will:

          (a) Operate the Business in the usual and ordinary course and in substantial conformity with the Interim Agreement between the parties dated March 5, 1998 ("Interim Agreement") and all applicable laws, ordinances, regulations, rules, and orders and use its best efforts to preserve the Business and the continued operation thereof with Seller's customers, suppliers, and others having relations with Seller;

          (b) Not assign, sell, lease, or otherwise transfer or dispose of any of the Assets, whether now owned or hereafter acquired, except in the normal and ordinary course of business and in connection with the normal operation of the Business;

          (c) Maintain the Assets in their present condition, reasonable wear and tear and ordinary usage excepted;

          (d)    Not distribute cash or other property to its shareholders;

          (e) Not pay a bonus to or increase the compensation of any employee;

     (f) Provide Buyer and its representatives with reasonable access during business hours to the Assets and the records of the Business and furnish such additional information concerning the Business as Buyer from time to time may reasonably request;

     (g) Comply with all applicable requirements of the Worker Adjustment Retraining Notification Act, 29 USC Section 2101, et seq; and

     (h) Exercise its best efforts to effect to consummate the transaction contemplated by this Agreement and satisfy all of Seller's obligations under this Agreement.

     3.3 COVENANT TO COOPERATE. The parties intend to cooperate with one another with respect to the collection of Seller's accounts receivable in order to avoid duplication of effort and preserve valuable customer relationships. Towards that end, Seller will comply with all reasonable requests made by Buyer as to all aspects of the collection of such accounts receivable.

     3.4 COVENANT NOT TO COMPETE. For a period of three years following the closing date, Seller will not, within the continent of North America, directly or indirectly (i) own, as a partner, stockholder, or otherwise, an interest in or (ii) participate in the management, operation, or control of or (iii) perform services or act in the capacity of an independent contractor, consultant, or agent of any enterprise directly or indirectly engaged in the manufacture or sale of any product manufactured or sold by Buyer, including but not limited to Products and New Products, or other goods or products competitive with any such product. Further, for a period of three years following the expiration of the License (as defined in Section 6.1), Seller will not, within the continent of North America, directly or indirectly (i) own, as a partner, stockholder, or otherwise, an interest in or (ii) participate in the management, operation, or control of or (iii) perform services or act in the capacity of an independent contractor, consultant, or agent of any enterprise directly or indirectly engaged in the manufacture or sale of Brick Mats, or other goods or products competitive with Brick Mats. Finally, Seller will not, for a period of three years following the closing date, directly or indirectly suggest, request, or encourage any prior suppliers or customers of Seller to curtail, reduce, or cancel their business done with Buyer. Seller agrees that it would be impossible to measure the damage to Buyer resulting from a breach of any covenant set forth in this Section 3.4 by Seller and that monetary damages would be an inadequate remedy for any such breach. Accordingly, Seller agrees that, if Seller breaches such a covenant, Buyer shall be entitled, in addition to all other remedies it may have at law or in equity, to an injunction or other appropriate order restraining any such breach, without showing or proving any actual damage sustained by Buyer. In the event that a covenant set forth in this Section 3.4 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     3.5 COVENANT TO EXTEND INTERIM AGREEMENT. At Buyer's request, Seller will extend the term of the Interim Agreement for a period of no more than 180 days following the closing date.

     3.6 TAX MATTERS COVENANT. Seller will maintain income tax reporting positions consistent with the IRS Form 8594 or other document described in
Section 1.5.

                                     ARTICLE IV
                 BUYER'S REPRESENTATIONS, WARRANTIES, AND COVENANTS

     4.1 BUYER'S REPRESENTATIONS AND WARRANTIES. Buyer represents and warrants as follows:

     (a) Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon. Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

     (b) The execution, delivery, and performance of this Agreement have been duly authorized and approved by the Board of Directors of Buyer and this Agreement constitutes a valid and binding agreement of Buyer in accordance with its terms.

     (c) Upon the issuance to Seller of the Stock described in Section 2.2, Seller shall receive from Buyer good title thereto, free and clear of all liens, charges, demands, or adverse claims, or other restrictions upon the exercise of any of the attributes of ownership, and Seller shall have full voting power with respect to such Stock.

     (d) The financial statements of Buyer attached to its quarterly report on SEC Form 10-QSB for the period ended September 30, 1997 ("Financial Statements") (i) are true and correct, (ii) have been prepared in conformity with generally accepted accounting principals (except as noted otherwise therein), subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the absence of notes, and (iii) present fairly in all material respects the financial condition of Buyer and the results of operations and changes in cashflow of Buyer for the periods to which the Financial Statements relate.

     (e) Buyer does not have any liabilities or obligations of any nature with respect to its business that would be required by generally accepted accounting principals to be reflected in the Financial Statements (subject to normal year-end audit adjustments) except (i) such liabilities and obligations that are reflected in the Financial Statements, (ii) such liabilities or obligations that were incurred in the ordinary course of business for normal trade or business obligations, and (iii) such liabilities or obligations that are not individually or in the aggregate material to the business and operations of Buyer.

     (f) Buyer has, to the best of its knowledge, complied in all respects with all laws of applicable governmental authorities, except as individually or in the aggregate would not have a material adverse effect.

     (g) Since September 30, 1997, Buyer has operated its business in the ordinary course, consistent with past practices, and there has not been, except as disclosed in this Agreement, (i) any material adverse effect with respect to Buyer or its business, (ii) any material changes in the accounting methods or practices followed by Buyer, (iii) any agreements or commitments to merge or consolidate with any other corporation, association, firm, or other business organization or division thereof, (iv) any other material transaction other than in the ordinary course of the business of Buyer and consistent with past practice, or (v) any agreements or understandings, whether in writing or otherwise, for Buyer to take any of the actions described in subparagraphs (i) through (iv).

     (h) Buyer has not employed any broker or finder in connection with the transactions contemplated by this Agreement or taken any action that would give rise to a valid claim against any party for a brokerage commission, finder's fee, or other similar payment.

     (i) None of the representations or warranties of Buyer contain any untrue statement of a material fact or omit or misstate a material fact necessary in order to make the statements contained therein not misleading.

     (j) All representations and warranties made by Buyer shall survive the closing date.

     4.2 GENERAL COVENANT OF BUYER. Between the effective date of this Agreement and the closing date, Buyer will use its best efforts to consummate the transaction contemplated by this Agreement and satisfy all of Buyer's obligations under this Agreement.

     4.3 TAX MATTERS COVENANT. Buyer will maintain income tax reporting positions consistent with the IRS Form 8594 or other document described in
Section 1.5.


                                 ARTICLE V
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

     5.1 BUYER'S CONDITIONS PRECEDENT. The obligation of Buyer to consummate the transaction contemplated by this Agreement is subject to the fulfillment, before or on the closing date, of each of the following conditions, any one or a portion of which may be waived in writing by Buyer:

     (a) All representations and warranties made in this Agreement by Seller shall be true as of the closing date as fully as though such representations and warranties had been made on and as of the closing date, and Seller shall not have violated or failed to perform in accordance with any covenant set forth in Section 3.2.

     (b) Buyer shall have entered into contracts for the sale of Products with Wright Equipment and Landscape Structures and any other customer of Seller with respect to which Buyer desires to do business, which contracts shall, in the sole discretion of Buyer and its legal counsel, be acceptable in form and substance.

     (c) Seller shall have provided to Buyer documents which shall, in the sole discretion of Buyer and its legal counsel, be acceptable in form and substance and which evidence the release of all liens against the Assets possessed by Seller's bank.

     (d) Seller shall have provided to Buyer documents and/or information satisfactory to Buyer and its legal counsel, in their sole discretion, evidencing that the Assets, and the use thereof by Buyer in the manufacture and sale of Products, will not infringe upon the patent, trademark, copyright, or other intellectual property claim or right of any person.

     (e) Buyer and Leech shall have entered into a Research and Development Agreement ("R&D Agreement") identical in form to that attached as
          Exhibit 5.1(e).

     (f) The parties shall have prepared the IRS Form 8594 or other document described in Section 1.5.

     5.2 SELLER'S CONDITIONS PRECEDENT. The obligation of Seller to consummate the transaction contemplated by this Agreement is subject to the fulfillment, before or on the closing date, of each of the following conditions, any one or a portion of which may be waived in writing by Seller:

     (a) All representations and warranties made in this Agreement by Buyer shall be true as of the closing date as fully as though such representations and warranties had been made on and as of the closing date, and Buyer shall not have violated or failed to perform in accordance with the covenant set forth in Section 4.2.

     (b)  Buyer and Douglas Leech shall have entered into the R&D Agreement.

                                   ARTICLE VI
                                   BRICK MATS

          6.1 LICENSE. Effective as of the date of the consummation of the transaction contemplated by this Agreement and for a period of three years following such date, Buyer grants to Seller a non-exclusive license ("License") to use all patents, know-how, trademarks, manufacturing processes, and other intellectual property relating to the manufacture of Brick Mats ("Licensed Property").

          6.2    USE OF LICENSED PROPERTY.   During the term of the License,
Seller may use the Licensed Property solely for the purpose of manufacturing and selling Brick Mats. Notwithstanding anything to the contrary set forth in this Agreement, however, Seller shall not, during any period of twelve consecutive months, manufacture or sell Brick Mats in a quantity greater than the number of Brick Mats which, when multiplied by Seller's regular selling price of Brick Mats, equals $1,000,000.

          6.3 PURCHASE OF BRICK MATS ASSETS. Upon the expiration of the License, the Buyer shall purchase from Seller and Seller shall sell to Buyer the tangible assets described in Exhibit 6.3 attached hereto ("Brick Mats Assets"). Between the date of this Agreement and the expiration of the License, Seller shall not sell, assign or transfer any of the Brick Mat Assets to any third party, except in the ordinary course of business. If the parties, within ten days after the expiration of the License, are unable to agree upon the amount and manner of payment of the purchase price of the Brick Mats Assets, the fair market value thereof shall be determined by a qualified appraiser mutually selected by the parties, and such determined value shall be the purchase price of the Brick Mats Assets. Such appraiser's fee for determining the fair market value of the Brick Mats Assets shall be paid in equal portions by the parties. The purchase price of the Brick Mats Assets shall, at the sole option of Buyer, be:

     (a) Paid in cash in immediately available funds, by certified or bank cashier's check or electronic wire transfer to an account designated by Seller, at the closing of the transaction; or

     (b) Paid, together with interest at 8% per annum, in three equal installments, commencing at the closing of the transaction and continuing thereafter on the following two anniversaries thereof.

                                 ARTICLE VII
                          INDEMNIFICATION AND SURVIVAL

          7.1 INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify and hold Buyer and its successors and assigns harmless from and against any and all claims, liabilities, and obligations of every kind and description, contingent or otherwise, arising out of or related to the operation of the Business prior to the consummation of the transaction described in this Agreement and any and all damage or deficiency resulting from any misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Seller under this Agreement. Seller further agrees to permit Buyer to offset any amount owed by Seller to Buyer pursuant to this
Section 7.1 against the amount of any obligation owed by Buyer to Seller under
Section 2.1(b), Section 2.2(b), or Section 2.2(c).

          7.2 PERSONAL GUARANTEE OF LEECH. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Leech absolutely and unconditionally guarantees to Buyer and its successors and assigns the performance by Seller of Seller's indemnification described in
Section 7.1.

          7.3 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, liabilities, and obligations of every kind and description arising out of or related to the operation of the Assets following the consummation of the transaction described in this Agreement and any and all damage or deficiency resulting from any misrepresentation, breach of warranty or covenant, or nonfulfillment of any agreement on the part of Buyer under this Agreement.

                                    ARTICLE VIII
                                      CLOSING

          8.1 CLOSING DATE. The transaction described in this Agreement shall be closed at the offices of Davis Wright Tremaine, 1300 SW Fifth Avenue, Suite 2300, Portland, Oregon 97201 at 10:00 a.m., on April 1, 1998, or at such other time as the parties may agree in writing.

          8.2 OBLIGATIONS OF SELLER AT CLOSING. At the closing, and coincidentally with the performance by Buyer of its obligations described in
Section 8.3, Seller shall execute and deliver to Buyer the following:

          (a) An Assignment and Bill of Sale substantially identical to the form attached as Exhibit 8.2(a); and

          (b) Such other certificates and documents as may be required by the provisions of this Agreement.

          8.3 OBLIGATIONS OF BUYER AT CLOSING. At the closing, and coincidentally with the performance by Seller of its obligations described in
Section 8.2, Buyer shall deliver or, as appropriate, execute and deliver to Seller the following:

          (a)    Payment of the portion of the Cash Portion described in
                 Section 2.1(a) in immediately available funds by certified or bank cashier's check or electronic wire transfer to an account designated by Seller;

          (b) One or more certificates evidencing Seller's ownership of the shares of Stock described in Section 2.2(a); and

          (c) Such other certificates and documents as may be required by the provisions of this Agreement.

                                         ARTICLE IX
                                        MISCELLANEOUS

          9.1 RISK OF LOSS. The risk of loss, damage, or destruction to any of the Assets shall borne by Seller to the time of the consummation of the transaction contemplated by this Agreement, and thereafter by Buyer.

          9.2 NOTICES. Any notice required by this Agreement shall be sent by certified mail, return receipt requested, to the parties at the addresses listed on Page 1 of this Agreement. Unless written notice of a change of address is received, notice shall be deemed to have been received five days after mailing.

          9.3 INCORPORATION OF COLLATERAL DOCUMENTS. All exhibits attached to this Agreement or delivered pursuant to this Agreement shall be deemed a part of this Agreement and incorporated herein, where applicable, as if fully set forth herein.

          9.4 SEVERABILITY. Any provision of this Agreement that is deemed invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining provisions of this Agreement.

          9.5 WAIVER. No provision of this Agreement shall be waived unless the waiver is in writing and signed by the waiving party. The failure by any party to insist upon the strict performance of any provision of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall not constitute a waiver of any such breach, of such provision, or of any other provision. No waiver of any provision of this Agreement shall be deemed a waiver of any other provision of the Agreement or a waiver of such provision with respect to any subsequent breach, unless expressly provided in writing.

          9.6 ATTORNEY'S FEES. In the event of any dispute or litigation between the parties to declare or enforce any provision of this Agreement, the prevailing party shall be entitled to recover from the losing party, in addition to any other recovery and costs, reasonable attorney's fees incurred with respect to such dispute or in such litigation, in both the trial and in all appellate courts and in any bankruptcy proceeding.

          9.7 MERGER. This Agreement embodies the entire agreement of the parties hereto. There are no promises, terms, conditions, or obligations other than those contained herein. This Agreement supersedes all prior communications, representations, and agreements, verbal or written, between the parties hereto and shall not be amended except in writing subscribed to by the parties hereto.

          9.8 ASSIGNMENT. This Agreement may not be assigned or transferred by any party without the prior written consent of the other party.

          9.9 SUCCESSORS. This Agreement shall inure to the benefit of the successors and assigns of the respective parties hereto.

          9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.11   GOVERNING LAW AND VENUE.   This Agreement shall be governed by
and construed according to Oregon law, without regard to conflict of law principles thereunder. The parties agree that all disputes relating to this Agreement shall be tried before the courts of Oregon, with venue in Yamhill County, Oregon, to the exclusion of all other courts that might have jurisdiction except for this provision.

Dated and agreed to as of the date first set forth above.


SELLER:                            BUYER:

Iowa Mat Company                   R-B Rubber Products, Inc.


By:                                By:
   ------------------------------     --------------------------------

Its:                               Its:
   ------------------------------     --------------------------------


AGREED UPON AS TO SECTION 7.2:


--------------------------------
Douglas Leech